Exhibit 99.1

Encore Capital Group, Inc. Announces Proposed Senior Secured Notes Offering
SAN DIEGO, May 11, 2026 (GLOBE NEWSWIRE) -- Encore Capital Group, Inc. (Nasdaq: ECPG) (the “Company”) today announced its intention to offer, subject to market and other conditions, $550.0 million aggregate principal amount of senior secured notes due 2032 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons (within the meaning of Regulation S under the Securities Act).
The notes will be senior secured obligations of the Company, and will be fully and unconditionally guaranteed on a senior secured basis by substantially all material subsidiaries of the Company. The obligations of the Company and the guarantors will be secured, together with the Company’s other senior secured indebtedness, by substantially all of the assets of the Company and the guarantors. The interest rate and other terms of the notes will be determined at the pricing of the offering.
The Company intends to use the proceeds from this offering, together with drawings under its revolving credit facility, to (a) redeem its outstanding $500.0 million of 9.250% senior secured notes due 2029 in full, including payment of the premium due as part of the redemption price and estimated accrued interest payable on the redemption date, (b) redeem €200.0 million of its €415.0 million outstanding senior secured floating rate notes due 2028, including payment of estimated accrued interest payable on the redemption date and (c) pay estimated fees, expenses and the initial purchasers’ discounts for the offering.
Depending on the capital markets, the Company continuously considers additional financings, including offerings of additional senior secured notes in different currencies and with fixed or floating interest rates, to fund its operations and to refinance existing debt obligations.
The offer and sale of the notes have not been, and will not be, registered under the Securities Act, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes nor will there be any sale of the notes in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful. Any offer of the securities will be made only by means of a private offering memorandum.

Forward-Looking Statements
This press release includes forward-looking statements, including statements regarding the completion, timing and size of the proposed offering, the intended use of the proceeds, and the terms of the notes being offered. Forward-looking statements represent Encore’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Encore’s common stock and risks relating to Encore’s business, including those described in periodic reports that Encore files from time to time with the U.S. Securities and Exchange Commission. Encore may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Encore does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.
Contact Information
Bruce Thomas, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com